INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-95035 of Pinnacle West Capital Corporation on Form S-8 of our report dated June 27, 2000 appearing in this Annual Report on Form 11-K of The Savings Plan for Union Employees of Arizona Public Service Company and The Savings Plan for Employees of Arizona Public Service Company for the year ended December 31, 1999.


DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Phoenix, Arizona
June 27, 2000